Exhibit 10.3
SECOND AMENDMENT OF LEASE
(34th and 35th Floors)
THIS SECOND AMENDMENT OF LEASE (this “Agreement” or “Second Amendment”) is made as of                           , 2010 (the “Effective Date”), by and between 500-512 SEVENTH AVENUE LIMITED PARTNERSHIP, a New York limited partnership (“Landlord”) having an address c/o Newmark Knight Frank, 125 Park Avenue, New York, New York 10017, and G-III LEATHER FASHIONS, INC. having an address at 512 Seventh Avenue, New York, New York, 10018 (“Tenant”).
RECITALS:
WHEREAS, 500/512 Seventh Avenue Associates, Landlord’s predecessor-in-interest, and Tenant, entered into a certain agreement of lease dated as of June, 1993, as amended by the First Amendment to Lease dated as of July 1, 2000 (as so amended, with this Agreement, collectively the “Lease”) for the 34th and 35th Floors (the “Premises”) as more particularly described in the Lease, in the office building located at and known as 512 Seventh Avenue, New York, New York (the “Building”);
WHEREAS, Tenant desires to extend the term of the Lease for a period of twelve (12) years, and Landlord is willing to extend the term of the Lease upon the terms and conditions hereinafter set forth; and
WHEREAS, Tenant has requested that Landlord grant Tenant an option to surrender any one of the floors leased by Tenant in the Building, whether leased pursuant to this Lease or another lease.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto by these presents do covenant and agree as follows:

1. Recitals; Definitions. The Recitals set forth above are true and correct and are incorporated herein and form a part of this Agreement. Unless otherwise defined in this Agreement, all terms used in this Agreement that are defined in the Lease shall have the meanings ascribed to them in the Lease.
2. Extension of Term. The term of the Lease is hereby extended for a period of twelve (12) years, commencing on April 1, 2011 and ending on March 31, 2023, or until the term shall sooner cease or expire as hereinafter provided, by law or otherwise, both dates inclusive. From and after the date hereof, all references in the Lease to (i) “term” shall be deemed to mean the term of the Lease as extended by this Agreement, and (ii) “Expiration Date” shall be deemed to mean March 31, 2023.
3. Fixed Rent for Premises through March 31, 2011. From the Effective Date to March 31, 2011, Tenant shall pay to Landlord the fixed annual rent (“Fixed Rent”) for the Premises pursuant to the Lease.
4. Real Estate Taxes and Additional Rent for the Premises through March 31, 2011. Tenant agrees that, for the period commencing on the Effective Date and ending on March 31, 2011, Tenant shall continue to pay, as and when provided in the Lease, the tax escalation, and all other additional rent for the Premises, as set forth in the Lease.
5. Real Estate Taxes and Additional Rent from and after April 1, 2011. During the extended term, Tenant shall pay the real estate tax escalation, if any, pursuant to Article Fifty-Eighth of the Lease; however, the base tax year shall be the New York City real estate tax year commencing July 1, 2011 and ending June 30, 2012; and the base tax year and each of the comparative years’ taxes shall be calculated without giving effect to any tax abatement.

6. Fixed Rent for Premises — Extended Term. Commencing on April 1, 2011 and during the balance of the term, Tenant shall pay to Landlord, in accordance with the terms and conditions set forth in the Lease, Fixed Rent for the 34th and 35th Floor Space in the amounts set forth below:

Time Period	Fixed Rent per Annum and per Month

April 1, 2011 —	$658,688.00 per annum
March 31, 2012	($54,890.67 per month)

April 1, 2012 —	$675,155.20 per annum
March 31, 2013	($56,262.93 per month)

April 1, 2013 —	$692,034.08 per annum
March 31, 2014	($57,669.51 per month)

April 1, 2014 —	$709,334.93 per annum
March 31, 2015	($59,111.24 per month)

April 1, 2015 —	$727,068.31 per annum
March 31, 2016	($60,589.03 per month)

April 1, 2016 —	$745,245.07 per annum
March 31, 2017	($62,103.75 per month)

April 1, 2017 —	$806,372.14 per annum
March 31, 2018	($67,197.68 per month)

April 1, 2018 —	$826,531.44 per annum
March 31, 2019	($68,877.62 per month)

April 1, 2019 —	$847,194.73 per annum
March 31, 2020	($70,599.56 per month)

April 1, 2020 —	$868,374.60 per annum
March 31, 2021	($72,364.55 per month)

April 1, 2021 —	$890,083.96 per annum
March 31, 2022	($74,173.66 per month)

April 1, 2022 —	$912,336.06 per annum
March 31, 2023	($76,028.01 per month)

7. Rent Credit During the Extension Term. Provided that Tenant is not in default under the terms of this Lease beyond any applicable grace and notice periods as of the date that the applicable portion of the credit is to be applied (or in such event, at such time as any such default is cured), Tenant shall be entitled to a credit against the obligation to pay Fixed Rent, in the following amounts: an aggregate amount of $330,716.34 to be applied as follows: $27,445.34 for each month commencing April 1, 2011 through January 1, 2012; and $28,131.47 for each of April 1, 2012 and May 1, 2012.
Notwithstanding the foregoing, the credit shall not be applied against any additional rent, electricity charges, or other like sums from time to time payable by Tenant pursuant to the Lease, which amounts shall be paid without abatement in accordance with the terms of the Lease (except as otherwise set forth herein), nor against any Fixed Rent, if Tenant is in default of its Lease obligations beyond applicable grace and notice periods on the date the credit installment is to be applied, but shall be applied against Fixed Rent when such default has been cured.
8. Renewal Option. Tenant shall have one option to renew the term of this Lease, as to all, but not part of each individual floor comprising the Premises on all of the terms and conditions set forth in the Lease, except as set forth below. The renewal option shall be for a term of five (5) years (the “Renewal Option”), commencing April 1, 2023 and ending March 31, 2028 (the “Renewal Term”).

(a) The Tenant’s right to renew the term of this Lease shall be conditioned on (i) this Lease being in full force and effect and no default existing hereunder beyond the expiration of any applicable notice and cure period at the time of the delivery of the Renewal Notice (as defined below) or on the effective date of the Renewal Term and (ii) Tenant simultaneously exercising the Renewal Options under leases for spaces occupied by Tenant in the Building, so that Tenant has renewed for a term of five (5) years, leases in the Building aggregating no less than eight (8) full floors. Tenant may exercise the Renewal Option by delivering written notice to Landlord, not less than twelve (12) calendar months prior to the Expiration Date, (a “Renewal Notice”).
(b) The Renewal Option is personal to the Tenant herein named and may not be severed from this Lease nor separately sold or assigned.
(c) If Tenant timely exercises the Renewal Option, the term of this Lease shall be renewed for the Renewal Term. The renewal of this Lease for the Renewal Term shall be on all of the same terms, covenants and conditions as set forth herein for the extended term, except that during the Renewal Term:
(i) Landlord shall have no obligation to perform any work in the Premises;
(ii) Tenant shall not be entitled to any Landlord work contribution or Landlord construction allowance;
(iii) Tenant shall not be entitled to any rent credit, concession or abatement;
(d) Fixed Rent during the Renewal Term shall be as follows:

Fixed Rent in Renewal Term for Premises
Time Period	Fixed Rent Per Annum	Fixed Rent Per Month
April 1, 2023 — March 31, 2024	$1,003,569.67	$83,630.81
April 1, 2024 — March 31, 2025	$1,028,658.91	$85,721.58
April 1, 2025 — March 31, 2026	$1,054,375.38	$87,864.62
April 1, 2026 — March 31, 2027	$1,080,734.77	$90,061.23
April 1, 2027 — March 31, 2028	$1,107,753.14	$92,312.76

plus all other additional rent, including, but not limited to, the real estate tax escalation;
(e) In the Renewal Term, the base tax year set forth in paragraph 9 above shall not be changed.
13. Landlord’s Liability. The limitation of Landlord’s liability set forth in Section Thirty-Third of the Lease shall be fully applicable with respect to Landlord’s liability under this Agreement, and such provisions of the Lease are hereby fully incorporated within this Agreement by this reference.
14. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Agreement, other than Newmark Knight Frank, which will be compensated by Landlord per separate agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
15. Landlord’s Contribution.
(a) Landlord’s Contribution. Provided that this Lease is in full force and effect ant there is no event of default in Tenant’s obligation to pay Fixed Rent or Additional Rent, and no other material event of default shall have occurred and is then continuing hereunder (or in such event upon the cure of any such default), Landlord shall contribute, as hereinafter provided, an amount (“Landlord’s Contribution”) equal to a maximum of Five Hundred Thirty-One Thousand, Two Hundred Dollars ($531,200) toward Tenant’s actual cost of Tenant’s alterations to be performed by or on behalf of Tenant in the Premises, and “soft costs” incurred in connection with Tenant’s alterations, including architectural and engineering fees and other soft costs incurred in connection with Tenant’s alterations. Soft Costs shall mean the cost of space planning, engineering and design costs, third party construction management fees, permitting, furniture, moving and other soft costs and data and voice equipment, cabling, wiring and related expenses and the cost of Tenant’s server room. Landlord shall not be obligated to commence payment of Landlord’s Contribution for the Premises until April 1, 2011.

(b) Parameters. Any cost of Tenant’s alterations in excess of Landlord’s Contribution shall be paid entirely by Tenant. Tenant shall be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in the performance of Tenant’s alterations and/or Soft Costs and/or not paid by Landlord as required herein, as a credit against Fixed Rent for the Premises, but not additional rent, provided that Tenant has provided to Landlord reasonable proof that Tenant has paid in full the cost of Tenant’s alterations; and provided further that (i) Tenant is not then in default of its obligation to pay Fixed or additional rent and that no other material event of default shall have occurred and be continuing hereunder and (ii) the credit shall be applied against Fixed Rent due on or before the Final Submission Date or six (6) months thereafter, failing which, Tenant shall no longer be entitled to any credit for unpaid portions of the Landlord’s Contribution.
(c) Payment. Landlord shall make progress payments to Tenant or as directed by Tenant on account of Landlord’s Contribution on a monthly basis in reimbursement of or payment for the cost of the work performed during the previous month. Each of Landlord’s progress payments will be limited to an amount equal to (a) the aggregate amounts theretofore paid or payable by Tenant (as certified by an authorized officer of Tenant) to Tenant’s contractors, subcontractors and material suppliers (excluding any payments for which Tenant has previously been reimbursed out of previous disbursements from Landlord’s Contribution), multiplied by (b) a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for Tenant’s alterations, then Landlord’s reasonable estimate thereof) for the performance of all of Tenant’s alterations shown on all plans and specifications approved by Landlord. Such progress payments shall be made within forty-five (45) days next following the delivery to Landlord of requisitions therefor, signed by an officer of Tenant, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due or to whom payment has been made by Tenant, and the amount thereof, and shall be accompanied by (i) copies of partial waivers of lien from all contractors, subcontractors and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant; and (ii) a written certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord. All requisitions shall be submitted on AIA Form G702 and G703. All requisitions must be submitted no later than April 1, 2013 (such date hereafter referred to as the “Final Submission Date”). The final requisition shall not be disbursed until all documentation required under this Section 15(c) has been delivered to Landlord, together with (A) proof of the satisfactory completion of all required inspections, if any, and issuance of any required approvals, permits and sign-offs for Tenant’s alterations by all governmental authorities having jurisdiction thereover; (B) final “as-built” plans and specifications for Tenant’s alterations as required pursuant to the Lease; and (C) the issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of Tenant’s alterations. Notwithstanding anything to the contrary set forth in this Lease, (i) Landlord’s Contribution shall be paid by Landlord in no less than three (3) installments; and (ii) Landlord will not be required to pay to Tenant any undisbursed portion of the Landlord’s

Contribution for any requisition not submitted on or prior to the Final Submission Date. However, nothing set forth in the preceding Section shall limit Tenant’s right to the credit against Fixed Rent as set forth in Section 15(b) hereof. Notwithstanding anything to the contrary set forth in this paragraph 15, if Tenant fails to pay when due any sums due and payable to any of Tenant’s contractors or material suppliers and Tenant shall fail to remove or bond any lien, such failure shall constitute a material event of default under the Lease and, without limitation of Landlord’s other rights and remedies hereunder, Landlord shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Tenant, and sums so paid by Landlord shall be deemed additional rent and shall be paid by Tenant within ten (10) days after Landlord delivers to Tenant an invoice therefor.
16. Article Deleted. Landlord and Tenant agree that Article Sixty-Fifth of the Lease is hereby deleted in its entirety.
17. Notices to Landlord. Article Forty-Eighth of the Lease is hereby amended to provide that copies of any notices sent to Landlord by Tenant shall be sent to Gerstein Strauss & Rinaldi, LLP, 57 West 38th Street, 9th Floor, New York, New York 10018, Attention: Victor R. Gerstein, Esq., and not Arent Fox.
18. Electricity, Water and Sewer. Tenant shall pay to Landlord for electrical use in each floor of the Premises in accordance with Article Twenty-Second of the First Amendment of Lease, and water and sewer charges of $102 per month, per floor of the Premises in accordance with Articles Twenty-Three and Twenty-Four of the Lease.

19. Tenant’s Surrender Option. As long as an Event of Default is not in existence, and on the condition that Tenant and/or its subsidiaries and/or affiliates (i) have exercised their Expansion Options contained in leases for other space in the Building, and (ii) have not exercised a Surrender Option under any other lease for space in the Building, so that Tenant and/or its subsidiaries and/or affiliates collectively occupy under leases with Landlord, at least twelve (12) separate floors in the Building, Tenant shall have the one time option (the “Surrender Option”) to surrender any one of the floors occupied by Tenant pursuant to the Lease. The surrender will be effective as of the date set forth in Tenant’s Notice (defined below), which date shall not be earlier than the sixth (6th) month anniversary of the transmittal of the Tenant’s Notice (the “Surrender Date”). The Surrender Option shall be exercisable by Tenant’s giving irrevocable written notice (“Tenant’s Notice”) to Landlord at least six (6) months prior to surrender of either floor in the Premises. If (i) Tenant duly serves the Tenant’s Notice, (ii) Tenant shall pay to Landlord Fixed Rent and all other sums owed under the Lease (and all other leases for spaces occupied by Tenant and/or its subsidiaries and/or affiliates in the Building) through the Surrender Date, and (iii) Tenant shall surrender vacant possession of the floor to Landlord on the Surrender Date in accordance with the provisions of this Lease, free and clear of all tenancies, sub-tenancies and occupancy rights, then the Lease shall be terminated as to the floor surrendered as of the Surrender Date, and all provisions for the lease relating to the surrendered Floor shall be deemed amended to account for the deletion of such Floor from the Premises. For the sake of clarity, with regard to all of the space in the Building under various leases occupied by Tenant and/or its subsidiaries and/or affiliates, Tenant may surrender only one full floor.
20. Purpose. The Fourth Article of the Lease is hereby deleted and the following is substituted therefor:
“Tenant shall use and occupy the demised premises for showroom, design, general offices and sales offices for sale at wholesale and not retail, of all apparel and accessories.”

21. Nonstandard Alterations. The Twelfth Article of the Lease is hereby amended by adding the following to the end of subparagraph (C):
“Notwithstanding the foregoing, it is understood and agreed by the parties hereto that all improvements and other alterations to the demised premises made by or on behalf of Tenant prior to the Effective Date shall be deemed to be standard alterations which Landlord may not require Tenant to remove, except that Landlord may require Tenant to remove the staircase between the 34th and 35th Floors and repair the respective floor and ceiling slabs.”
22. Rent Control. Article Fifty-Third of the Lease is hereby deleted in its entirety, and the following language is substituted in its place:
“In the event the Fixed Rental or Additional Rental or any part thereof provided to be paid by Tenant under the provisions of this Lease during the demised term shall become uncollectible or shall be reduced or required to be reduced or refunded by virtue of any federal, state, county or city law, order or regulation, or by any direction of a public officer or body pursuant to law, or the orders, rules, code or regulations of any organization or entity formed pursuant to law, whether such organization or entity be public or private, then Landlord, at its option, may at any time thereafter terminate this Lease by not less than thirty (30) days’ written notice to Tenant, on a date set forth in said notice, in which event this Lease and the term hereof shall terminate and come to an end on the date fixed in said notice as if the said date were the Expiration Date. Landlord shall not have the right to so terminate this Lease if Tenant, within such period of thirty (30) days, shall, in writing, agree that the rentals herein reserved are a reasonable rental and agrees to continue to pay said rentals”.
23. Capital Improvements. Articles Fifth, Twenty-Fourth, and Twenty-Fifth are hereby amended to provide that notwithstanding anything set forth to the contrary in the Lease, Tenant shall not be responsible to pay for any capital improvements to the Building, and is not responsible to pay for any sprinkler installations required by Local Law 26/2004, or any sprinkler alterations unless required by Tenant’s specific use of or alteration to the Premises.

24. Continued Occupancy. Notwithstanding anything set forth to the contrary in Article Fifty-Ninth of the Lease, Landlord agrees not to serve Tenant with a notice of default based upon failure of Tenant’s continued occupancy unless the Premises have been vacant for more than fourteen (14) months. Tenant acknowledges that the previous sentence is not meant to limit Landlord’s rights or remedies in the event of any other default by Tenant under this Lease, or in any way interfere with the rights of Landlord to enforce the provisions of this Lease.
25. Late Charge. Article Sixty-Sixth, Section (i) of the Lease is hereby amended to reduce the amount of the late charge from ten cents ($0.10) to four cents ($0.04) for each dollar.
26. Assignment and Sublet. Article Tenth of the Lease, Section (ii) is hereby amended to reduce the amount of the letter of credit to the product of (A) one (1), and (B) the then prevailing monthly Fixed Rent.
Sections (v)(A) and (v)(C) of Article Tenth are hereby amended to provide that Tenant may deliver to Landlord, in lieu of a term sheet, a written notice of intent to assign or sublet the Lease, in order to trigger Landlord’s right to either terminate the Lease, or accept an assignment of the Lease, provided however, that with regard to a sublet, Section (C)(1) shall be amended to provide for rental terms based on market rents.
27. Ratification. This Agreement amends and forms a part of the Lease. Landlord and Tenant hereby ratify and confirm their obligations under the Lease and represent and warrant to one another that each has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (i) the Lease is and remains in good standing and in full force and effect and time remains of the essence thereof, (ii) each has no claims, counterclaims, set-offs or defenses against the other arising out of the Lease, and other leases for space occupied by Tenant in the Building, or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (iii) except as otherwise herein set forth, Tenant is not entitled to any free rent, rent abatement, Landlord’s work contribution or allowance, or Landlord’s work. Tenant acknowledges that Landlord has performed all obligations imposed on Landlord by the Lease, and other leases for space occupied by Tenant in the Building, prior to the date hereof.
28. Entire Agreement; No Waiver. This Agreement, together with the Lease, constitutes the entire agreement of the parties hereto with respect to the matters stated herein, and may not be amended or modified unless such amendment or modification shall be in writing and shall have been signed by the party against whom enforcement is sought. No waiver by either party or any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision other than to the extent that it is invalid or unenforceable shall not be affected, and each provision of this Agreement shall remain in full force and effect notwithstanding the invalidity or unenforceability of such provision, but only to the extent that application and/or enforcement, as the case may be, would be equitable and consistent with the intent of the parties in entering into this Agreement.
29. Submission of Amendment. The submission by Landlord to Tenant of this Agreement shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any rights or impose any obligations upon either party until the execution thereof by Landlord and the delivery of an executed original copy thereof to Tenant or its representative.
30. Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the remaining terms of this Lease, the terms of this Agreement shall govern and control. This Agreement shall be governed by the laws of the State of New York.
31. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.
32. No Recordation. Landlord and Tenant agree that this Agreement shall not be recorded.
[The remainder of this page is intentionally blank. Signatures are on the next page.]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have duly executed this Agreement as of the date first written above.

LANDLORD: 500-512 SEVENTH AVENUE LIMITED PARTNERSHIP
By:	/s/ Joseph Chetrit
Name and Title:

TENANT: G-III LEATHER FASHIONS, INC.
By:	/s/ Wayne S. Miller
Name and Title:

EXHIBIT A-1
34th Floor Space

EXHIBIT A-2
35th Floor Space